UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G
Under The Securities Exchange Act Of 1934
(Amendment No. 4)*

PATRIOT TRANSPORTATION HOLDING, INC.
(Name of Issuer)

COMMON STOCK $0.10 PAR VALUE
(Title Class Of Securities)

30262E109
(CUSIP Number)


*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the act (however, see the notes).


CUSIP No. 30262E109

1.  NAME OF REPORTING PERSON:  Estabrook Capital Management LLC

    IRS IDENTIFICATION NO. OF ABOVE PERSON: 13-4085158

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*  N/A

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION: DELAWARE, USA

5.  SOLE VOTING POWER: 0 SHARES

6.  SHARED VOTING POWER: 239,718 SHARES

7.  SOLE DISPOSITIVE POWER: 239,718 SHARES

8.  SHARED DISPOSITIVE POWER: 0 SHARES

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON: 238,718 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*  N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   7.1%

12. TYPE OF REPORTING PERSON*:  IA

ITEM 1.
  (A) NAME OF ISSUER: PATRIOT TRANSPORTATION HOLDING, INC.

  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
      155 EAST 21ST STREET, JACKSONVILLE, FL 32206

ITEM 2.
  (A) NAME OF PERSON FILING: ESTABROOK CAPITAL MANAGEMENT LLC

  (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
      430 PARK AVENUE, SUITE 1800, NEW YORK, NY  10022

  (C) CITIZENSHIP: DELAWARE, USA

  (D) TITLE OF CLASS OF SECURITIES: COMMON STOCK $0.10 PAR VALUE

  (E) CUSIP NUMBER: 30262E109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),
        OR 13D-2(B), THE PERSON FILING IS:

  (E) _X_ INVESTMENT ADVISER REGISTERED UNDER SECTION 203
      OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.  OWNERSHIP
  (A) AMOUNT BENEFICIALLY OWNED: 239,718 SHARES
  (B) PERCENT OF CLASS: 7.1%
  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
      (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0 SHARES
      (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 239,718 SHARES
      (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
            239,718 SHARES
      (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0 SHARES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS    N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP   N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP   N/A

ITEM 10.  CERTIFICATION

        THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY
KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE
ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT
ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND
WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY
TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS
STATEMENT IS TRUE, COMPLETE AND CORRECT.

October 23, 2000

/s/ ROY Y. WILLIAMSON

Estabrook Capital Management LLC

ROY Y. WILLIAMSON, DIRECTOR